Exhibit 10.1

WAIVER AND AGREEMENT

This Amendment Agreement (the “Agreement”), dated as of September 17, 2009, is by and among ICP Solar Technologies, Inc., a Nevada corporation (the “Company”) and the investors signatory hereto (each, a “Buyer” and collectively, the “Buyers”).

WHEREAS, on or about June 13, 2008, the Company and the Buyers entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”);

WHEREAS, pursuant to the SPA each Buyer purchased the aggregate principal amount of the Company’s 11% Senior Secured Convertible Debenture Due June 13, 2010 (the “Debentures”) and associated “A” Warrants, “B” Warrants and “C” Warrants (collectively the “Warrants”) as set forth in the Schedule of Buyers to the SPA.

WHEREAS, on or about December 31, 2008, the Company and the Buyers entered into an Amendment Agreement (the “December 31, 2008 Amendment”) pursuant to which, among other things, the Company issued to each of the Buyers an Amended and Restated 11% Senior Secured Convertible Debenture Due June 13, 2010 (the “Amended and Restated Debentures”);

WHEREAS, on or about May 31, 2009, the Company and the Buyers entered into a letter agreement (the “May 31, 2009 Agreement”); and

WHEREAS, the parties hereto wish to waive certain terms, and amend certain terms, of the Transaction Documents, as defined in the SPA.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Buyers and the Company agree as follows:

(1)

Deferral or Waiver of Certain Covenants. Each of the Buyers hereby agree not to issue a notice of default to the Company for violating the portion of the Operating Covenant of Section 10(s) of the Amended and Restated Debentures requiring that “it shall be an event of Default if the Company’s revenues for the quarter ending July 31, 2009 are less than $2,000,000 or the Company’s EBITDA for the fiscal quarter ending July 31, 2009 is less than negative $125,000.”

Furthermore, Section 10(t) of the Debentures provides that is shall be an event of default if the Company’s accounts payable balance shall have exceeded $1,750,000 at any time from the date of issuance of the Debentures to the Maturity Date. Each of the Buyers hereby agrees not to issue a notice of default to the Company for violations of Section 10(t) of the Debenture which are based upon the Company’s accounts payable balance having exceeded $1,750,000 for the period ended July 31, 2009 to date.

In addition, the Buyers agree not to issue a notice of default to the Company for non payment of the Monthly Redemption Amount (as defined in the Debentures) for the Redemption Dates (as defined in the Debentures) otherwise due on June 1, July 1, August 1, and September 1 2009 (the “Redemption Payments”), provided that the principal amount represented by the Redemption Payments shall remain part of the outstanding principal amount of the Debentures and shall be due upon maturity of the Debenture. The Buyers agree to waive their rights to any Mandatory Redemption (as defined in the Debentures) for the Company’s failure to pay the Redemption Payments otherwise due on due on June 1, July 1, August 1, and September 1 2009 prior to the maturity date of the Debenture and shall not consider this event a Payment Failure (as defined in the Debentures), provided that the Buyers do not hereby waive the right to issue notices of default for the Company’s failure to make timely payments of any other payments that are due or become due under the Debentures.

(2)

Adjustments to Debentures and Warrants. In consideration for the terms hereof, the Parties agree that the Conversion Price of the Debentures shall be adjusted downward to $0.10 per share, effective September 17, 2009 (the “Debenture Conversion Price Adjustment”). The Company also agrees and acknowledges that that the Exercise Price of the Warrants of each of the Buyers were each adjusted downward to $0.14 and the number of each such Warrant was increased pursuant to the May 31, 2009 Agreement. The Company and the Buyers agree that the Company shall not be required to adjust the exercise price of the Warrants downward to $0.10 pursuant to Section 5(e) of the Warrants by reason of the Debenture Conversion Price Adjustment and the Buyers hereby waive any right to have the Exercise Price of the Warrants adjusted to $0.10 by virtue of the Debenture Conversion Price Adjustment, provided that the Buyers expressly reserve and do not waive the rights to any other past, present or future adjustments of the Warrant Exercise Price to which it would be entitled under the terms of the Warrants that would be triggered by any event other than the Debenture Conversion Price Adjustment to $0.10 under this Agreement. Prior to and as a condition to the effectiveness of this Agreement, the Company shall deliver to the Holders fully executed amended and restated Debentures reflecting the adjusted conversion prices referred to above and shall deliver to the Holders fully executed amended and restated Warrants reflecting the reduced Exercise Prices and the increased number of shares reflected in the May 31, 2009 Agreement.

(3)

Lockup. Prior to and as a condition to the effectiveness of this Agreement, the Company agrees to deliver to the Holders Lockup Agreements, in substantially the form of Exhibit A hereto, (i) whereby Sass Peress, President, CEO and Chairman of the Company agrees not to sell any common stock of the Company anytime from the date hereof and for so long as any of the Debentures or Warrants remain outstanding and (ii) whereby Joel Cohen, Board Member, agrees not to sell any common stock of the Company anytime during the two (2) month period following the date hereof (the “Lockup Period”).

(4)

Equity Dilution Adjustment to Number of Warrants. In consideration of the terms hereof, from the date hereof through and so long as and Debentures or Warrants remain outstanding, anytime that the Company issues equity securities or securities that are convertible or exchangeable into equity securities (as applicable, a “Triggering Issuance”), including but not limited to securities issued in an Exempt Issuance (as defined below) and immediately following any such offering, the sum of all of the Holders’ Augmented Fully Diluted Amounts (as defined below) is less than 70% of Company Fully Diluted Amount (as defined below), the Company shall issue to each Holder a number of warrants (the “Makeup Warrants”) equal to (a) the Holder’s Pro Rata Share (as defined below) of the Minimum Fully Diluted Amount, where the “Minimum Fully Diluted Amount” shall mean 70% of the Company Fully Diluted Amount (as defined below) immediately following the Triggering Issuance, less (b) the Holder’s Augmented Fully Diluted Amount immediately prior to the Triggering Issuance.

For purposes hereof,

“Company Fully Diluted Amount” shall mean the fully diluted number of shares of common stock of the Company at the time in question, including but not limited to securities issued in Exempt Issuances.

“Exempt Issuance” shall have the meaning ascribed to it in the Securities Purchase Agreement.

“Holder’s Augmented Fully Diluted Amount” shall mean the sum of (i) the number of shares of common stock that would be issuable upon the full conversion of Holder’s Debentures (including principal amounts and accrued and unpaid interest) and upon the full exercise of all of the Holder’s Warrants, in each case as of the date of the applicable Triggering Issuance and in each case without regard to any contractual limitations on the amount that can be converted or exercised, plus (ii) the number of shares of Common Stock of the Company that have been previously issued to the Holder by the Company pursuant to the conversion of the Holder’s Debentures and the exercise of the Holder’s Warrants, and in payment of interest accruing on the Debentures, since their respective issuance dates, and regardless of whether or not such shares of Common Stock have been sold by the Holder.

“Pro Rata Share” shall mean the principal amount of Debentures held by Holder as of September 16, 2009, divided by the aggregate principal amount of Debentures held by all Holders as of September 16, 2009. For purposes of clarification, each Holder’s Pro Rata Share shall be as follows (the amounts set forth in the following table shall govern absent manifest error):

	Principal Amount of
	Debentures Held as of
Holder	September 16, 2009	Pro Rata Share

BridgePointe Master Fund Ltd.	$1,234,832	67.01%

Platinum Long Term Growth VI, LLC	$196,181	10.65%

Gemini Master Fund, Ltd	$411,693	22.34%

It is further understood that any issuance of shares of common stock, warrants, securities convertible or exchangeable into common stock or options to anyone, including but not limited to employees, officers, directors or consultants of the Company shall be subject to the 70% Agreement calculation above regardless of whether or not such issuances are otherwise considered to be “Exempt Issuances.” It is also understood that the rights afforded to the Company under the definition of Exempt Issuance in each of the Securities Purchase Agreements remain, provided that no right is granted hereby to issue any securities which the Transaction Documents otherwise prohibit.

It is expressly understood that this section does not modify the full ratchet anti-dilution rights (including but not limited to Section 6 of the Debenture and Section 5 of the Warrants) currently afforded to the Holders of the existing Debentures and Warrants (as defined herein). Issuances that are otherwise exempt issuances under the Transaction Documents are not exempt from inclusion for the purposes of the 70% calculation above.

The Makeup Warrants shall be in the same form as the original Warrants issued, except that the Exercise Price of the Makeup Warrants shall equal the lesser of (i) the issuance price per share of the equity securities that triggered the issuance of the Makeup Warrants (the “Triggering Issuance”) and (ii) the average of the VWAPs for the five (5) consecutive trading days ending on the date of such Triggering Issuance, and the “Termination Date” of each Makeup Warrant shall be five (5) years from its date of issuance. Each of the Transaction Documents is hereby amended such that any reference to “Warrants” therein shall include the Makeup Warrants and any reference to “Warrant Shares” shall include the shares issuable upon exercise of the Makeup Warrants.”

(5)

Miscellaneous.

(a)

No Prejudice to Other Agreements. This Agreement is entered into without waiver prejudice to any rights or claims other than as they relate to the subject matter herein, of the Buyers under the Share Purchase Agreement, the Amendment Agreement and the related transaction documents, all of which are expressly reserved.

(b)

Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be made in accordance with the provisions of the Securities Purchase Agreement.

(c)

Survival. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the transactions contemplated hereby. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided however that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

(d)

Counterparts; Signatures By Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(e)

Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

(f)

Filing of Form 8-K. Within 4 Trading Days of the date hereof, the Company shall issue a Current Report on Form 8-K, reasonably acceptable to each Buyer disclosing the material terms of the transactions contemplated hereby, which shall include this Agreement, and the schedules hereto, as an attachment thereto. Each Buyer undertakes to provide approval or final comments within two (2) business days of being presented with a draft of the Company’s current report on Form 8-K.

(h)

Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(i)

Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer hereunder are several and not joint with the obligations of any other Buyers hereunder, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Buyer pursuant hereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Buyer shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

(j)

Effect on the Securities Purchase Agreement. The foregoing consents and waivers are given solely in respect of the transactions described herein. Except as expressly set forth herein, all of the other terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement, and shall not be in any way changed, modified or superseded by the terms set forth herein.

(k)

 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision of the Securities Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Agreed and Executed:	Agreed and Executed:

BridgePointe Master Fund, Ltd	Platinum Long Term Growth VI, LLC

By: ________________________________	By: ________________________________

Agreed and Executed:	Agreed and Executed:

Gemini Master Fund, Ltd	ICP Solar Technologies Inc.

By: ________________________________	By: ________________________________
Sass Peress, President, CEO & Chairman